Exhibit 99.1

For More Information Contact:

Dr Peter Buhl Jensen – MD, PhD, TopoTarget CEO

Tel + 45 39 17 83 41

Mobile + 45 21 60 89 22

TopoTarget Receives $4.8 million Milestone Payment from CuraGen Corp as

Ongoing Phase II Trial of PXD101 is Extended to the United States

- Study Evaluating PXD101 in Multiple Myeloma Scheduled for

Completion Mid 2006 -

Copenhagen, DK and Oxford, UK … 9 August 2005 – TopoTarget A/S (Copenhagen Stock Exchange: TOPO) has received a $4.8 million milestone payment from CuraGen Corporation (NASDAQ: CRGN) as the ongoing Phase II clinical trial of PXD101 in the treatment of the serious blood cancer, advanced multiple myeloma, is extended to the United States.

PXD101 is a small molecule histone deacetylase (HDAC) inhibitor. The open label, Phase II trial, which is expected to enroll approximately 50 patients, began in the First Quarter of 2005. It is being conducted at multiple sites in Europe and the US and is scheduled for completion in the middle of 2006. During 2005 the two companies expect to initiate additional Phase II and Phase Ib/II studies to investigate PXD101 both as a single agent and in combination with other chemotherapy regimens and newer targeted therapies.

Dr Peter Buhl Jensen, MD, PhD, CEO of TopoTarget commented “I am delighted that our Phase II trial with PXD101 continues to progress. Today’s positive news follows on from our recent, oversubscribed initial public offering on the Copenhagen Stock Exchange which yielded proceeds of DKK259 million (US$42.7 million).”

PXD101 was discovered and advanced into initial Phase I clinical trials by TopoTarget, which entered into a license, collaboration, and commercialization agreement for its continued clinical development with CuraGen Corporation in June 2004.

ENDS

Notes to Editors

Multiple myeloma (MM) is a progressive cancer arising from a particular type of blood cell, called plasma cells. It is the second most prevalent blood cancer in the U.S. with nearly 50,000 individuals suffering from MM, and more than 15,000 new cases expected to be diagnosed this year. MM is characterized by excessive numbers of abnormal plasma cells in the bone marrow and the overproduction of abnormal immunoglobulins. As a result of MM, patients may develop bone lesions, anaemia, elevated blood calcium levels, kidney damage, and a decreased ability to fight off infections. Despite the availability of treatments for MM, there is currently no cure for this disease.

PXD101 is a promising small molecule HDAC inhibitor being investigated for its role in the treatment of a wide range of solid and haematologic malignancies either as a single-agent, or in combination with other active anti-cancer agents. HDAC inhibitors represent a new mechanistic class of anti-cancer therapeutics that target HDAC enzymes and have been shown to: arrest growth of cancer cells (including drug resistant subtypes); induce apoptosis, or programmed cell death; promote differentiation; inhibit angiogenesis; and sensitize cancer cells to overcome drug resistance phenotype when used in combination with other anti-cancer agents. In August 2004, CuraGen signed a Clinical Trials Agreement with the National Cancer Institute (NCI) under which the NCI will sponsor several additional clinical trials to investigate PXD101 for the treatment of various cancers, both as a single-agent and in combination chemotherapy regimens. In May 2005 TopoTarget signed a Cooperative Research and Development Agreement (CRADA) with the NCI to conduct pre-clinical and non-clinical studies on PXD101 in order to better understand its anti-tumour activity and to provide supporting information for clinical trials of the therapy.

TopoTarget is a Danish biopharmaceutical company with UK and Germany subsidiaries. It is dedicated to the discovery, development and clinical progression of new and improved therapeutics for the cancer patient. TopoTarget develops novel pharmaceuticals and aims to identify and market new indications for existing compounds. It applies its precise and in-depth understanding of the molecular mechanisms of cancer with its wide experience in clinical oncology practice to develop new and effective medicines to combat the disease. On 10 June 2005, TopoTarget debuted on the Copenhagen Stock Exchange with an initial public offering of 10 million shares which was more than five times over-subscribed. The company is based in Copenhagen, Denmark; Oxford, UK; and Frankfurt, Germany. For more information refer to www.topotarget.com.

TopoTarget: Key Projects in Clinical Trials

Project	Potential Indication	Status	Collaboration
SAVENE™	Extravasation	Phase II/III
BACECA®	Basal Cell Carcinoma	Planned entry into Phase II in 2005
AVUGANE	Acne vulgaris	Phase II
PXD 101	Multiple Myeloma	Phase II	CuraGen
Topotect	Brain metastases	Phase I	Danish Nat. Uni. Hosp. and RAFA
PEAC®	Familial Adenomatous Polyposis (FAP)	Planned entry into Phase II in 2005
Endovion (in-licensed)	Cancer	Phase I	NeuroSearch
ZEMAB® (in-licensing option)	Cancer	Phase I

CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing the Company’s pipeline of products for unmet medical needs. The Company is located in New Haven and Branford, CT. For additional information please visit http://www.curagen.com.

Statements contained within this press release may contain forward-looking comments, which involve risks and uncertainties that may cause actual results to vary from those contained in the forward-looking statements. In some cases, you can identify such forward-looking statements by terminology such as ‘may’, ‘will’, ‘could’, ‘forecasts’, ‘expects’, ‘plans’, ‘anticipates’, ‘believes’, ‘estimates’, ‘predicts’, ‘potential’, or ‘continue’. Predictions and forward-looking references in this press release are subject to the satisfactory progress of research, which is, by nature, unpredictable. Forward projections reflect management’s best estimates based on information available at the time of issue.